MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 NORTH MARKET STREET

P.O. BOX 1347

WILMINGTON, DELAWARE 19899-1347

(302) 658-9200

(302) 658-3989 FAX

August 31, 2020

InvestEd Portfolios

6300 Lamar Avenue

Overland Park, Kansas 66202-4200

Re:      InvestEd Portfolios

Ladies and Gentlemen:

We have acted as special Delaware counsel to InvestEd Portfolios (formerly known as Waddell & Reed InvestEd Portfolios), a Delaware statutory trust (the “Trust”), in connection with certain matters of Delaware law relating to the issuance of Shares of the Trust. Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Declaration of Trust of the Trust dated as of August 16, 2017 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us: Post-Effective Amendment No. 39 to Registration Statement No. 333-64172 under the Securities Act of 1933 and Amendment No. 39 to Registration Statement No. 811-10431 under the Investment Company Act of 1940 on Form N-1A of the Trust to be filed with the Securities and Exchange Commission on or about the day hereof including the Prospectus of the Trust dated September 1, 2020 (the “Registration Statement”); the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on January 15, 2009, as amended by the Certificate of Amendment thereto as filed in the State Office on September 19, 2011; the Trust Instrument of the Trust dated as of January 15, 2009 (the “Initial Governing Instrument”); the Governing Instrument as updated through the date hereof to reflect the identification of the current Series of the Trust on Schedule A attached thereto (such updated Schedule A, the “Schedule”); the By-Laws of the Trust; the Minutes of a Special Meeting of the Board of Trustees of the Trust held on February 3, 2009 and February 4, 2009 and approved May 20, 2009 (the “Organizational Minutes”); the Minutes of a Regular Meeting of the Board of Trustees of the Trust held on May 16, 2017 and May 17, 2017 and approved on August 16, 2017 (the “May 2017 Minutes”); the Minutes of a Regular Meeting of the Board of Trustees of the Trust held on May 19, 2020 and May 20, 2020 and approved on May 20, 2020 (the “May 2020 Minutes” and together with the Governing Instrument, the Schedule, the By-Laws of the Trust, the Registration Statement, the Organizational Minutes and the May 2017 Minutes, the “Governing Documents”); and a

InvestEd Portfolios

August 31, 2020

certification of good standing of the Trust obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due formation or organization, valid existence and good standing of each entity that is a signatory to any of the documents reviewed by us (other than the Trust) under the laws of the jurisdiction of its respective formation or organization; (ii) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents (including the due adoption by the Board of Trustees of the Organizational Minutes, the May 2017 Minutes and the May 2020 Minutes) and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (iii) that no event has occurred that would cause a termination or dissolution of the Trust or any Series or Class; (iv) that the Trust became, prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Initial Governing Instrument and Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Delaware Act”); (vi) that appropriate notation of the names and addresses of, the number of the Shares held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (vii) that the Schedule correctly identifies all of the Series of the Trust; (viii) that any name changes of the Trust or any Series thereof have been accomplished in accordance with, and as permitted by, the provisions of the Governing Instrument; (ix) that the required consideration for the Shares is paid in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and that the Shares are otherwise issued in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents and the Delaware Act; (x) that the Series and Classes of Shares referenced in the Prospectus of the Trust dated September 1, 2020 are the Series and Classes of Shares covered by the Registration Statement; and (xi) that each of the documents examined by us is in full force and effect, expresses the entire understanding of the parties thereto with respect to the subject matter thereof and has not been amended, supplemented or otherwise modified, except as herein referenced. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to, or inconsistent with the opinions expressed herein. No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. Further, we express no opinion on the sufficiency or accuracy of any registration or offering documentation relating to the Trust or the Shares. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

InvestEd Portfolios

August 31, 2020

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Shares covered by the Registration Statement when issued in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute legally issued, fully paid and non-assessable Shares.

We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity (including any Shareholder) with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect. This opinion is intended solely for the benefit of the Trust and the Shareholders in connection with the matters contemplated hereby and may not be relied upon by any other person or entity, or for any other purpose, without our prior written consent.

Sincerely,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Louis G. Hering

Louis G. Hering